Exhibit 99.1
CONTACTS:
Tony Rossi
Financial Relations Board
213-486-6545
trossi@frbir.com
iGo®Announces Reduction in Workforce and
Appointment of New Chief Financial Officer
SCOTTSDALE, AZ, February 20, 2009 — iGo (Nasdaq: IGOI), a leading provider of innovative portable power solutions, today announced that it has reduced its total headcount by approximately 20%. As part of the workforce reduction, Joan Brubacher has departed the Company and will no longer serve as Chief Financial Officer. Darryl S. Baker, formerly the Company’s Vice President, Controller and Chief Accounting Officer, has been appointed to Vice President, Chief Financial Officer, and Treasurer.
The workforce reduction is expected to reduce the Company’s operating expenses by approximately $350,000 per quarter. The Company expects to record a restructuring charge of approximately $400,000 in the first quarter of 2009 related to severance payments.
“The workforce reduction is a painful but necessary action in light of the recession and the resulting impact on our sales,” said Michael D. Heil, Chief Executive Officer of iGo, Inc. “We would like to thank Joan Brubacher and all of the other employees for their many years of hard work and dedication to the Company and we wish them well in their future endeavors. We are fortunate to have a very qualified individual to fill the position of Chief Financial Officer. Since joining the Company more than seven years ago, Darryl Baker has been an integral member of the management team. Darryl’s in-depth understanding of our financial systems, operations, and strategic plan makes him well suited to help lead the Company through this challenging time and execute on our long-term growth strategies.”
Mr. Baker, 40, joined the Company in October 2001 as Controller and was appointed Vice President in May 2002. From 1997 to 2001, Mr. Baker served as corporate controller for various publicly traded and entrepreneurial companies, including SkyMall and Integrated Information Systems. Prior to 1997, Mr. Baker was an audit manager for Ernst & Young. Mr. Baker holds a bachelor’s degree in Accountancy from the Marriot School of Management at Brigham Young University and is a Certified Public Accountant.
About iGo, Inc.
iGo, Inc., based in Scottsdale, Arizona, develops and markets universal chargers for portable computers and low-power devices such as mobile phones, Bluetooth® headsets, smartphones/PDAs, MP3 players, portable gaming devices, digital cameras and more. The Company’s patented tip technology enables users to power and charge hundreds of brands and thousands of models of mobile devices with a single charger through the use of interchangeable

iGo, Inc.

power tips. iGo’s brand offers a full line of chargers for AC-only, DC-only, or combination AC/DC, as well as battery-operated chargers. By using these revolutionary chargers and associated tips - which, in some products, enable users to power multiple devices simultaneously — mobile device users can save money and eliminate the extra weight and jumbled power cords associated with carrying multiple chargers.
iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the reduction in operating expenses resulting from the reduction in workforce and the restructuring charge to be recorded in the first quarter of 2009. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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